Exhibit 10.1

RETENTION BONUS AGREEMENT

This RETENTION BONUS AGREEMENT (the “Agreement”) is made and entered into effective as of June 2, 2010, by and between Hawkins, Inc. (the “Company”) and John R. Hawkins (“Executive”).

WHEREAS, Executive currently serves as Chief Executive Officer of the Company;

WHEREAS, the Company recently appointed a new President of the Company as part of succession planning efforts of the Board of Directors of the Company (the “Board”);

WHEREAS, the Company desires to have Executive play a significant role in the succession planning process over the next several years and desires to provide an incentive to Executive to continue employment with the Company for a period of time;

WHEREAS, the Company is willing to provide a retention bonus to Executive under the terms and subject to the considerations set forth herein.

NOW THEREFORE, in consideration of the foregoing and the covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which is specifically acknowledged, the Company and Executive hereby agree as follows:

1.                   Retention Bonus.  The Company will pay Executive a retention bonus in the amount of $680,000 (the “Retention Bonus”), subject to the following conditions:

a.       Executive remains actively employed with the Company from the date of this Agreement through June 2, 2013 (the “Vesting Date”);

b.       Executive’s Termination Date occurs thereafter for any reason other than termination by the Company for Cause; and

c.        Executive signs and does not rescind a release of claims in a form prescribed by the Company.  Such release will be provided to Executive on or before the Termination Date.

Any Retention Bonus that becomes due under this Agreement shall be paid to Executive in substantially equal installments commencing on the first regular payroll date of the Company following the Termination Date and continuing in accordance with the Company’s regular payroll schedule for a period of three (3) years.

2.             Certain Definitions.   As used in this Agreement, the following terms shall have the meanings set forth below:

a.        “Cause” shall mean any of the following:

(i)	Executive’s willful and material failure or refusal during his employment to carry out any reasonable directive of the Board;

(ii)

Any willful and material failure by Executive during his employment to comply with any material policy, rule or code of conduct generally applicable to employees of the Company or to management employees of the Company, which failure is materially and demonstratively injurious to the financial condition or business reputation of the Company;

(iii)

Executive’s embezzlement or misappropriation of funds of the Company or any other willful act or omission by Executive which is materially injurious to the financial condition or business reputation of the Company; or

(iv)

Executive’s conviction or confession of an act or acts constituting a felony under the laws of the United States or any state thereof related to the business of the Company or which is materially injurious to the financial condition or business reputation of the Company.

Provided, however, that the circumstances set forth in parts (i) or (ii) above shall constitute Cause under this Agreement only if the Company provides Executive written notice of the act(s) or omission(s) that the Company believes constitutes Cause, provides Executive the opportunity to cure the consequences of such act(s) or omission(s) within 30 days following such notice, and Executive does not so cure.

b.       “Termination Date” shall mean the date of Executive’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and the regulations and guidances thereunder.

3.             Early Payment upon Death.  In the event Executive’s death prior to the Vesting Date, the Retention Bonus shall become fully vested and payable to Executive’s estate, provided the release condition set forth in Section 1(c) has been satisfied by the estate.  The Retention Bonus will be paid in substantially equal installments commencing on the first regular payroll date of the Company following the date of Executive’s death and continuing in accordance with the Company’s regular payroll schedule for a period of three (3) years.

4.             Notice.  Any notice or communication contemplated by or required to be given under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of notice to the Executive, mailed notices shall be addressed to the Executive at the home address which he most recently communicated to the Company in writing.  In the case of notice to the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.  Notices sent by mail are deemed to have been given upon the date of mailing in accordance with this Section 4.

5.             No Promise of Employment.  Nothing in this Agreement shall constitute a promise of continued employment of Executive by the Company.  Executive’s employment is at-will, meaning that either Executive or the Company may terminate the employment relationship at any time for any or no reason.

6.             Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation.  The Company makes no assurances to Executive as to the tax treatment of any payments hereunder and, except with respect to tax amounts withheld by the Company, Executive will be responsible for payment and remittance of all taxes due with respect to compensation received or imputed under this Agreement.

7.             Section 409A.  This Agreement and the payments hereunder are intended to be exempt from or to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended, including current and future guidance and regulations interpreting such provisions (the “Code”), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be interpreted and administered accordingly. Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions). To the extent that payments under this Agreement are subject to Code Section 409A and are on account of a Separation from Service and the Executive is a “Specified Employee” (as defined in Section 409A) as of the date of termination, distributions to the Executive may not be made before the date that is six (6) months after the date of Separation from Service or, if earlier, the date of the Executive’s death. Payments to which the Executive would otherwise be entitled during the first six (6) months following the date of termination will be accumulated and paid on the first day of the seventh month following the Termination Date (or the Executive’s death, if earlier).  To the extent that payments under this Agreement are payments under a “reimbursement plan” subject to Code Section 409A, the right to reimbursement may not be exchanged for cash or any other benefit, the amount of expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of any eligible expense shall be made pursuant to the Company’s normal policies and procedures for expense reimbursement, which shall be in any event no later than the last day of the calendar year following the calendar year in which the expense was incurred.

8.             Governing Law.  All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

9.             Jurisdiction and Venue.  Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement.  Any action involving claims of a breach of this Agreement must be brought exclusively in such courts.  Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction.

10.          WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY LAW, EXECUTIVE AND THE COMPANY WAIVE ANY AND ALL RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.          Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter herein.  This Agreement may not be modified or amended or any terms or provisions waived or discharged except in a written addendum signed by Executive and the Company.   This Agreement supersedes and replaces any prior agreement between the Company and Executive relating to the subject matter hereof.

12.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

13.          Successors and Assigns.  This Agreement is binding on and inures to the benefit of Executive and Executive’s heirs, legal representatives and permitted assigns, and on the Company and its successors and permitted assigns.  No rights or obligations of Executive or the Company hereunder may be assigned, pledged, disposed of or transferred by such party to any other person or entity without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign or delegate all or any portion of its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, or (iii) of which 50% or more of the capital stock or the voting control is owned, directly or indirectly, by the Company or which is under common ownership or control with the Company.  Upon any such assignment or delegation by the Company, the Company shall be discharged from all further liability hereunder and such assignee or delegate shall thereafter be deemed to be the “Company” for purposes of such rights or obligations of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date stated above.

HAWKINS, INC.

/s/ John R. Hawkins	/s/ Patrick H. Hawkins
John R. Hawkins	By:	Patrick H. Hawkins
		Its:	President